As filed with the Securities and Exchange Commission on June 23, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

FORM S-8

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

____________________

QEP RESOURCES, INC.

 (Exact name of Registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	87-0287750 (IRS Employer Identification Number)

QEP Resources, Inc. Employee Investment Plan

(Full title of the plan)

____________________

1050 17th Street, Suite 500
Denver, Colorado 80265
303-672-6900

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

____________________

Eric L. Dady

Vice President and General Counsel

QEP Resources, Inc.
1050 17th Street, Suite 500
Denver, Colorado 80265
303-672-6961

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

____________________

COPY TO:
Michael E. Dillard
Latham & Watkins LLP
717 Texas Avenue, Ste. 1600
Houston, Texas 77002
Telephone: (713) 546-5400

____________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer

Accelerated filer

Non-accelerated filer   (Do not check if a smaller reporting company)

Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01	4,000,000	$33.075	$132,300,000	$9,433

(1)

4,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of QEP Resources, Inc., a Delaware corporation (“QEP” or the “Company”), are being registered hereunder.  Such number represents shares that may be purchased in the open market or from the Company pursuant to the QEP Resources, Inc. Employee Investment Plan (the “401(k) Plan”).  In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of common stock registered hereby is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions; provided, however, that the provisions of Rule 416 shall not cover any additional shares issued as a result of the stock split of the Company’s common stock to be effected on June 30, 2010.  In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the 401(k) Plan.

(2)

Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, and calculated based on the average of the high and low sales prices of the registrant’s common stock in the “when issued” trading market as reported on the New York Stock Exchange on June 22, 2010.

EXPLANATORY NOTE

The Company is a Delaware corporation formed on May 17, 2010 as a wholly-owned subsidiary of Questar Market Resources, Inc. (“QMR”) in contemplation of the spin-off of QMR’s shares of common stock to the shareholders of Questar Corporation (“Questar”).  In order to reincorporate QMR in the State of Delaware, QMR merged with and into the Company on May 18, 2010.  On June 12, 2010, the board of directors of Questar approved the distribution of all the shares of the Company’s common stock and, on June 30, 2010 (the “Distribution Date”), Questar will distribute one share of QEP common stock, par value $0.01 per share, for each share of Questar common stock held by Questar shareholders of record as of the close of business on June 18, 2010.

In connection with the spin-off, the Company is establishing the 401(k) Plan which will be a defined contribution plan intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code.  The 401(k) Plan will allow eligible employees to defer and contribute a portion of their compensation up to the IRS-imposed maximum annual deferral amount.  The Company will provide matching contributions up to 6% of a participant’s eligible compensation that is contributed.  The employee deferrals and matching contributions are invested in mutual funds or other alternatives, including the Company’s common stock, as directed by the participant.  Account balances held in trust attributable to all active employees of the Company in the Questar Corporation Employee Investment Plan (the “Questar 401(k) Plan”) as of the Distribution Date will be apportioned to the trust under the 401(k) Plan.  The Questar 401(k) Plan will retain the account balances attributable to former QEP employees as of the Distribution Date.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being prepared with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents and information previously filed by QEP with the Commission are incorporated by reference in this registration statement (other than information furnished rather than filed):

•

our Annual Report on Form 10-K for the year ended December 31, 2009;

•

our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010;

•

our Current Reports on Form 8-K filed with the Commission on May 24, 2010 and June 16, 2010; and

•

the description of QEP’s common stock set forth in the Registration Statement on Form 8-A (File No. 001-34778) filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on June 15, 2010.

In addition, all documents filed by QEP pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than information furnished rather than filed) on or after the date of this registration statement, and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Officers and Directors.

The Company’s amended and restated bylaws (the “bylaws”) provide that the Company will indemnify, at least to the fullest extent permitted by applicable law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person.  The Company will also indemnify any person in connection with a proceeding commenced by that person only if the proceeding was authorized by the Company’s board of directors.

In addition, the Company may, in its discretion and on terms as it may determine, indemnify any person who was or is made or is threatened to be made a party or is otherwise involved in any proceeding by reason of the fact that he is or was an employee or agent of the Company or, while an employee or agent of the Company, is or was serving at the request of the Company as an employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such employee or agent.

Except as prohibited by applicable law, QEP will pay the expenses (including attorneys’ fees) incurred by a person, indemnified pursuant to QEP’s bylaws, in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking by that person to repay all amounts advanced if it is determined that he is not entitled to indemnification under the bylaws.  Similarly, QEP may, in its discretion and on terms and conditions as it may deem appropriate, pay the expenses (including attorneys’ fees) incurred by an employee or agent of QEP.

If a written claim for indemnification or payment of expenses received by the Company and made pursuant to the Company’s bylaws is not paid in full within sixty days, with respect to indemnification, or twenty days, with respect to payment of expenses, the person seeking indemnification may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law.  The Company will have the burden of proving that the person is not entitled to the requested indemnification or payment of expenses under applicable law.

The rights conferred on any person indemnified pursuant to the Company’s bylaws will not be exclusive of any other rights which he may have or subsequently acquire under any statute, provision of the Company’s certificate of incorporation, its bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Pursuant to Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), QEP has the power to indemnify its current and former directors, officers, employees and agents against expenses and liabilities that they incur in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, QEP’s best interests, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in QEP’s right, however, indemnification is generally limited to attorneys’ fees and other expenses and is not available if such person is adjudged to be liable to QEP unless the court determines that indemnification is appropriate. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. QEP also has the power to purchase and maintain insurance for such persons.

Although the above discussion summarizes the material provisions of QEP’s bylaws and Section 145 of the DGCL, it is not intended to be exhaustive and is qualified in its entirety by each of those documents and that statute.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Certificate of Incorporation of QEP Resources, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (file no. 000-30321) filed on May 24, 2010).

4.2

Amended and Restated Bylaws of QEP Resources, Inc., deemed effective May 18, 2010 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (file no. 000-30321) filed on May 24, 2010).

5.1*	Opinion of Latham & Watkins LLP.

23.1*	Consent of Latham & Watkins LLP (included in the opinion filed as Exhibit 5.1 to this registration statement).

23.2*	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.3*	Consent of Ryder Scott Company, L.P.

24.1*	Power of Attorney (included on the signature page of this registration statement).
*	Filed herewith.

The Company has submitted or will submit a request for a determination letter with the Internal Revenue Service regarding the 401(k) Plan in a timely manner and will timely make all changes required by the Internal Revenue Service in order to qualify the 401(k) Plan under Section 401 of the Internal Revenue Code.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:
	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of QEP pursuant to the foregoing provisions, or otherwise, QEP has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by QEP of expenses incurred or paid by a director, officer or controlling person of QEP in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, QEP will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on June 23, 2010.

QEP Resources, Inc.

By:	/s/ Charles B. Stanley
Charles B. Stanley
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles B. Stanley and Richard J. Doleshek, and each of them, either of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of either of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-8 has been signed below by the following persons in the capacities indicated below on June 23, 2010.

Signature	Title

/s/ Keith O. Rattie	Chairman of the Board
Keith O. Rattie

/s/ Charles B. Stanley	President, Chief Executive Officer and Director
Charles B. Stanley	(Principal Executive Officer)

/s/ Richard J. Doleshek	Executive Vice President, Chief Financial Officer and Treasurer
Richard J. Doleshek	(Principal Financial Officer and Principal Accounting Officer)

/s/ James A. Harmon	Director
James A. Harmon

/s/ Phillips S. Baker, Jr.	Director
Phillips S. Baker, Jr.

/s/ L. Richard Flury	Director
L. Richard Flury

/s/ Robert E. McKee, III	Director
Robert E. McKee, III

/s/ M. W. Scoggins	Director
M. W. Scoggins

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the trustee (or other persons who administer the QEP Resources, Inc. Employee Investment Plan) has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on June 23, 2010.

QEP Resources, Inc. Employee Investment Plan

By:	/s/ Charles B. Stanley
Charles B. Stanley
Chairman, Employee Benefits Committee

INDEX TO EXHIBITS

Exhibit No.	Description
4.1	Certificate of Incorporation of QEP Resources, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (file no. 000-30321) filed on May 24, 2010).

4.2

Amended and Restated Bylaws of QEP Resources, Inc., deemed effective May 18, 2010 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (file no. 000-30321) filed on May 24, 2010).

5.1*	Opinion of Latham & Watkins LLP.

23.1*	Consent of Latham & Watkins LLP (included in the opinion filed as Exhibit 5.1 to this registration statement).

23.2*	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.3*	Consent of Ryder Scott Company, L.P.

24.1*	Power of Attorney (included on the signature page of this registration statement).
*	Filed herewith.